Exhibit 99.02

Press Release
www.shire.com

Transaction in Own Shares – Correction

October 23, 2013 – This announcement replaces Shire’s announcement released today under Number 32206-BAF7.

The number of Ordinary Shares held as treasury shares and the number of Ordinary Shares in issue (excluding treasury shares) were incorrectly stated. All other details remain unchanged. The full amended text is shown below.

October 23, 2013 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that, in accordance with the authority granted by shareholders at the Company's Annual General Meeting on April 30, 2013, it purchased 5,998 of its ordinary shares of 5 pence each (“Ordinary Shares”) on October 22, 2013 through both direct purchases of Ordinary Shares, and through the purchase of Ordinary Shares underlying ADRs. The highest and lowest price paid for the directly acquired Ordinary Shares was 2515.00 pence per share and 2491.00 pence per share respectively, and for those Ordinary Shares acquired though the purchase of ADRs was 4073.67 cents per share and 4054.67 cents per share respectively.

The purchased shares will be held as treasury shares. Following the above purchase, the Company holds 9,807,835 Ordinary Shares as treasury shares and has 553,137,062 Ordinary Shares in issue (excluding treasury shares).

The purchases were made by an independent third party which makes its trading decisions independently of, and uninfluenced by, the Company.  The independence of the third party enables the Company to continue to purchase Ordinary Shares (including Ordinary Shares underlying ADRs) during close periods and other prohibited periods, should they arise. The third party has been appointed by the Company to make purchases to December 31, 2013.

For further information please contact:
Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX